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                                                                EXHIBIT (b)(1)

                                 April 26, 1998



CONFIDENTIAL:

Tropical Sportswear Int'l Corporation
4902 W. Waters Avenue
Tampa, Florida 33634

Attention: William W. Compton
           Chief Executive Officer

                            BRIDGE COMMITMENT LETTER

Ladies and Gentlemen:

         We understand that Tropical Sportswear Int'l Corporation (the "Company") intends to participate in a competitive bidding process relating to the proposed sale of all of the outstanding capital stock of Farah Incorporated ("Farah"). We also understand that if the Company is the successful bidder in the sale process, the Company expects to consummate the acquisition of all of the outstanding capital stock of Farah (the "Acquisition") on or prior to July 1, 1998 (such date on which the Acquisition is actually consummated, the "Closing Date").

         We further understand that, if the Company is the successful bidder, the Company currently expects to fund the Acquisition with (i) borrowings under a five-year revolving credit facility which will be entered into in connection with the Acquisition (the "Credit Facility") and (ii) the net proceeds from the issuance and sale by the Company of up to $100 million aggregate principal amount of senior subordinated notes (the "Securities") in a private placement pursuant to Rule 144A under the Securities Act of 1933, as amended (the "Securities Act") or in a public offering registered under the Securities Act (in either case, the "Offering"). Prudential Securities Incorporated ("Prudential") will act as the sole initial purchaser or underwriter of the Securities in the Offering.

         The Company and Prudential Securities Incorporated ("Prudential") have entered into an engagement letter of even date herewith (the "Engagement Letter") pursuant to which Prudential was engaged, on an exclusive basis, to act as the sole initial purchaser or underwriter in the Offering and to assist in structuring and arranging for the Bridge Loan. In the event that the Offering cannot be consummated on or prior to the Closing Date, you have requested that Prudential Securities Credit Corp. (the "Lender") commit to provide


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the Company a senior subordinated exchangeable bridge loan in the initial aggregate principal amount of up to $100 million (such amount being referred to herein as the "Commitment") on the terms and conditions set forth in Annex 1 and Annex 2 hereto (the "Bridge Loan"). Accordingly, subject to the terms and conditions set forth in this letter and Annex 1 and Annex 2 hereto, which are hereby incorporated by this reference (together with this letter, the "Bridge Commitment Letter"), the parties hereto agree as follows:

         1. BRIDGE FINANCING COMMITMENT. The Lender hereby commits, subject to the terms and conditions in this Bridge Commitment Letter, to make the Bridge Loan to the Company on the Closing Date if the net proceeds from the Offering have not been received by the Company on or prior to the Closing Date for any reason other than a breach or default by the Company, or failure by the Company to satisfy any condition, under any of the documents relating to the Offering including, without limitation, the purchase agreement relating to the Offering. The Bridge Loan will mature one year after the Closing Date. If the Bridge Loan is not repaid in full on such date and provided that no default or event of default (to be defined) exists on such date (other than failure to repay the Bridge Loan at maturity), any outstanding portion of the Bridge Loan shall be automatically exchanged for senior subordinated notes of the Company (the "Exchange Notes"), which will mature on the date that is 180 days after the original maturity date of the Credit Facility.

         2. FINANCING DOCUMENTATION. The Bridge Loan shall be made pursuant to, and shall be governed by, a definitive loan agreement and certain related agreements, and the Exchange Notes will be issued pursuant to the terms of an indenture and certain related agreements, in each case prepared by King & Spalding and covering the matters referred to in this Bridge Commitment Letter and such other matters as the Lender may request (collectively, the "Bridge Financing Documents"). The Bridge Financing Documents shall be in form and substance reasonably satisfactory to the Lender.

         3. CONDITIONS PRECEDENT. The obligation of the Lender under this Bridge Commitment Letter to make the Bridge Loan is subject to (a) the execution and delivery of the Bridge Financing Documents on terms and in form reasonably satisfactory to the Lender and (b) satisfaction or waiver, at the sole discretion of the Lender, of the conditions precedent set forth in Annex 1.

         4. COOPERATION. The Company will cooperate with Prudential in connection with the Offering and any syndication of the Bridge Loan (as contemplated by paragraph 5 hereof) and shall, without limitation, upon Prudential's request: (a) make available requested members of senior management and representatives of the Company, and cause Farah to make available its representatives and members of its senior management, to participate in due diligence meetings with Prudential and its advisors, (b) provide all information necessary to prepare a preliminary (and final) prospectus or offering memorandum relating to the Offering and/or the Bridge Loan, including all relevant information about the Company and it subsidiaries, Farah, the Acquisition and the financing thereof and any other matters which Prudential may


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reasonably deem necessary to a successful Offering or successful syndication of the Bridge Loan or which Prudential, its counsel or the Company may consider necessary or appropriate for accurate, complete and adequate disclosure under the securities laws, and (c) commence a "road show" with respect to the Offering as soon as is reasonably feasible after execution of the Bridge Commitment Letter.

         5. INDEMNIFICATION; EXPENSES. Whether or not the Bridge Loan is made
(a) the parties hereto agree to pay their respective fees and expenses (including fees and expenses of counsel) incurred in connection with this Bridge Commitment Letter, the Bridge Financing Fee Letter, the Acquisition or otherwise arising out of the transactions contemplated hereby and (b) the Company hereby agrees to defend, indemnify and hold harmless the Lender and the other indemnified parties as set forth in the indemnification provisions attached as Exhibit A hereto and incorporated herein by this reference (the "Indemnification Provisions"). The obligations of the Company under this Section shall survive expiration or termination of this Bridge Commitment Letter.

         6. FEES. The commitment for the Bridge Loan set forth herein may not be accepted by the Company unless the Engagement Letter and the Bridge Financing Fee Letter are simultaneously accepted. The Company agrees that it shall pay each of the fees described in the Bridge Financing Fee Letter on the dates specified therein.

         7. EXPIRATION; TERMINATION. (a) This Bridge Commitment Letter and the Commitment hereunder will expire, without further act or condition:

                  (i) at 5:00 p.m. (New York time) on May 15, 1998 unless prior to that time the Company has accepted this Bridge Commitment Letter, the Bridge Financing Fee Letter and the Engagement Letter by returning signed copies hereof and thereof to the Lender;

                  (ii) at 5:00 p.m. (New York time) on July 1, 1998 unless prior to that time the Bridge Loan has been funded in accordance with the terms and conditions of this Bridge Commitment Letter and the Bridge Financing Documents; or

                  (iii) upon the Company advising Prudential in writing that it has been advised that it is not the successful bidder for Farah.

         (b) This Bridge Commitment Letter and the Commitment hereunder may be terminated prior to expiration pursuant to Section 7(a) above:

                  (i) by the Company at any time upon payment of all fees, expenses and other amounts then payable under this Bridge Commitment Letter, the Bridge Financing Fee Letter and the Engagement Letter; and


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                  (ii) by the Lender, if any breach or default occurs in the performance of any material obligation of the Company set forth in, or relating to the transactions contemplated by, this Bridge Commitment Letter, the Bridge Financing Fee Letter, the Engagement Letter or any other agreement or legal obligation enforceable by the Lender or any of its affiliates.

         8. SYNDICATION; ISSUANCE OF OTHER DEBT. The Lender shall have the right to syndicate its Commitment, in whole or in part, and, after the closing of the Bridge Loan, to sell and assign its loans and notes, to other accredited investors. Until the earlier to occur of (a) the date on which the Commitment expires or is terminated prior to funding and (b) the date on which all amounts outstanding under the Bridge Loan are paid in full, the Company will not, and will not permit its affiliates or any person acting for any of them, to: (i) syndicate, offer or issue, or attempt to syndicate, offer or issue, any debt (other than the Credit Facility or any permanent refinancing of the Bridge Loan) or any equity or other security (including any renewals or refinancings thereof) intended to replace the Bridge Loan, (ii) engage in any discussions concerning the syndication, offering or issuance of any such debt or other security other than confidential discussions with the Lender or Prudential as to possible alternatives for repayment of the Bridge Loan (other than the Credit Facility and/or the Bridge Loan) or (iii) make any acquisition of the stock or any significant portion of the assets of, or merge or consolidate with, any person or entity other than (A) in connection with the Acquisition and (B) short-term investments in marketable securities made for cash management purposes.

         9. COMMITMENTS PERSONAL TO THE COMPANY. The Commitment of the Lender confirmed by this Bridge Commitment Letter is personal to the Company, may be enforced solely by the Company, and may not be assigned to or enforced by any other person or entity.

         10. CONFIDENTIALITY. This Bridge Commitment Letter and the Bridge Financing Fee Letter are confidential and shall not be disclosed by the Company to any third party other than its accountants, attorneys and advisors and then only on a confidential basis in connection with the transactions contemplated herein, without the prior written consent of the Lender. Notwithstanding the foregoing, you may make such disclosures of the Bridge Commitment Letter, the Bridge Financing Fee Letter and the Engagement Letter as are required by law or judicial process or as may be required or appropriate in response to any summons or subpoena or in connection with any litigation, it being understood that in such event you shall first give the Lender prior written notice thereof. If this Bridge Commitment Letter is not accepted by you as provided in the final paragraph hereof, you are directed to immediately return this Bridge Commitment Letter (and copies hereof) to the undersigned.

         11. GOVERNING LAW; CONSENT TO JURISDICTION. This Bridge Commitment Letter and the Bridge Financing Fee Letter shall be governed by, and construed and enforced in accordance with, the laws of the State of New York without regard to the principles governing conflicts of laws. The Company hereby irrevocably submits to the non-exclusive


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jurisdiction of any court of the State of New York or the United States District
Court for the Southern District of the State of New York for the purpose of any suit, action or other proceeding arising out of this Bridge Commitment Letter, the Bridge Financing Fee Letter or any of the agreements or transactions contemplated hereby or thereby, which is brought by or against the Company and
(a) hereby irrevocably agrees that all claims in respect of any such suit, action or proceeding may be heard and determined in any such court, (b) to the extent that the Company has acquired, or hereafter may acquire, any immunity from jurisdiction of any such court or from any legal process therein, the Company hereby waives, to the fullest extent permitted by law, such immunity and
(c) hereby agrees not to commence any action, suit or proceeding relating to this Bridge Commitment Letter, the Bridge Financing Fee Letter or any of such agreements or transactions, other than in such court except to the extent mandated by applicable law. The Company hereby waives and agrees not to assert in any such suit, action or proceeding, in each case to the fullest extent permitted by law, any claim that (i) it is not personally subject to the jurisdiction of any such court, (ii) it is immune from process (whether through service or notice, attachment prior to judgement, attachment in aid of execution, execution or otherwise) with respect to the Company or its property, or (iii) any such suit, action or proceeding is brought in an inconvenient forum.

         12. WAIVER OF TRIAL BY JURY. THE COMPANY HEREBY KNOWINGLY, VOLUNTARILY AND IRREVOCABLY WAIVES, AND THE LENDER ON BEHALF OF ITSELF AND EACH SUBSEQUENT HOLDER, HEREBY KNOWINGLY, VOLUNTARILY AND IRREVOCABLY WAIVES, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY CLAIM OR COUNTERCLAIM BASED UPON, ARISING OUT OF OR IN CONNECTION WITH THIS BRIDGE COMMITMENT LETTER, THE BRIDGE FINANCING FEE LETTER OR THE OTHER AGREEMENTS AND TRANSACTIONS CONTEMPLATED HEREIN OR THEREIN.

         13. SEVERABILITY. If it is found in a final judgment by a court of competent jurisdiction (not subject to further appeal) that any term or provision hereof is invalid or unenforceable (a) the remaining terms and provisions hereof shall be unimpaired and shall remain in full force and effect and (b) the invalid or unenforceable provision or term shall be replaced by a term or provision that is valid and enforceable and that comes closest to expressing the intention of such invalid or unenforceable term or provision.

         14. COMPLETE AGREEMENT; WAIVERS AND OTHER CHANGES TO BE IN WRITING. This Bridge Commitment Letter, the Bridge Financing Fee Letter and the Engagement Letter embody the entire agreement and understanding of the parties hereto with respect to the subject matter hereof and thereof and supersede any and all prior agreements and understandings relating to the matters provided for herein and therein. No alteration, waiver, amendment or supplement thereof or thereto shall be binding or effective unless the same is set forth in a writing signed by a duly authorized representative of each party hereto or thereto. Notwithstanding the foregoing, that certain Engagement Letter dated April 1998 between the Company and Prudential (the "Old Engagement Letter") shall not be superseded


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or otherwise amended or modified by this Bridge Commitment Letter and such Old
Engagement Letter shall remain in full force and effect.

         15. POWER, AUTHORITY AND BINDING EFFECT. Each of the parties hereto represents and warrants to each of the other parties hereto that (a) it has all requisite corporate power and authority to enter into this Bridge Commitment Letter and the Bridge Financing Fee Letter and (b) each of this Bridge Commitment Letter, the Bridge Financing Fee Letter and the Engagement Letter has been duly and validly authorized by all necessary corporate action on the part of such party, has been duly executed and delivered by such party and constitutes a legally valid and binding agreement of such party, enforceable against it in accordance with its terms.

         16. NO RIGHTS OR LIABILITY. Neither this Bridge Commitment Letter nor the Bridge Financing Fee Letter creates, nor shall either of them be construed as creating, any rights enforceable by a person or entity not a party hereto, except for the Company and as provided in the Indemnification Provisions. The Company acknowledges and agrees that (a) neither of the Lender, nor any other accredited investor who assumes a portion of the Commitment or becomes the holder of any Exchange Note (collectively, the "Holders"), is not and shall not be construed as a fiduciary or agent of the Company, Farah or any other person and shall have no duties or liabilities to any such persons' equity holders or creditors by virtue of this Bridge Commitment Letter, the Bridge Financing Fee Letter or the retention of Prudential under the Old Engagement Letter or the Engagement Letter, all of which are hereby expressly waived, and (b) none of the Holders shall have any liability (including, without limitation, liability for any losses, claims, damages, obligations, penalties, judgments, awards, liabilities, costs, expenses or disbursements resulting from any negligent act or omission of any of the Holders) (whether direct or indirect, in contract, tort or otherwise) to the Company, Farah or any other person (including, without limitation, their respective equity holders and creditors) for or in connection with (i) the engagement of Prudential pursuant to the Old Engagement Letter, the Engagement Letter or (ii) this Bridge Commitment Letter, the Bridge Financing Fee Letter, the Old Engagement, the Engagement Letter or any of the transactions contemplated hereby, except that, subject to Section 5, a claim in contract for actual direct damages directly and proximately caused by a breach of any contractual obligation expressly set forth in any written agreement signed by the party against which enforcement of such claim is sought shall not be impaired hereby and (c) the Lender was induced to enter into this Bridge Commitment Letter and the Bridge Financing Fee Letter by, inter alia, the provisions of this Section.

         17. NO LIABILITY FOR SPECIAL, INDIRECT, CONSEQUENTIAL OR PUNITIVE DAMAGES. No party hereto liable for any damages hereunder to any other party shall ever be liable for any special, indirect or consequential damages or, to the fullest extent that a claim for punitive damages may lawfully be waived, for any punitive damages, on any claim (whether founded in contact, tort, legal duty or any other theory of liability) arising from or related in any manner to this Bridge Commitment Letter or the negotiation, execution, administration, performance, breach of enforcement of this Bridge Commitment Letter, the Bridge Financing Documents or


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the instruments and agreements evidencing, governing or relating to the other financing transactions contemplated hereby or any amendment thereto or the funding of the Bridge Loan or the consummation of, or any failure to consummate, the Acquisition or any act, omission, breach or wrongful conduct in any manner related thereto.

         18. RELIANCE ON INFORMATION. In undertaking and performing its obligations under this Bridge Commitment Letter, the Lender is relying and will continue to rely: (a) without independent verification thereof, on the accuracy and completeness of all financial and other information furnished by or on behalf of the Company or Farah or any of their respective subsidiaries or affiliates, and (b) on each of the representations, warranties and covenants by the Company set forth in this Bridge Commitment Letter. The Company represents and warrants to the Lender that all financial and other information which it has provided to the Lender in connection with this Bridge Commitment Letter, the Offering and the Acquisition does not and will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading.

         19. COUNTERPARTS. For the convenience of the parties, any number of counterparts of this Bridge Commitment Letter may be executed by the parties hereto. Each such counterpart shall be, and shall be deemed to be, an original instrument, but all such counterparts taken shall constitute one and the same agreement.

         20. TIME OF ESSENCE. Time shall be of the essence whenever and wherever a date or period of time is prescribed or referred to in this Bridge Commitment Letter.


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         Please confirm that the Company accepts and agrees to the foregoing, by signing this Bridge Commitment Letter in the space provided below and returning it, along with a duly accepted copy of the Engagement Letter and the Bridge Financing Fee Letter, to the undersigned representative of the Lender at its address set forth above by not later than 5:00 p.m. (New York time) on April 27, 1998.

                                    Very truly yours,

                                    PRUDENTIAL SECURITIES CREDIT CORP.


                                    By: /s/
                                        ----------------------------------
                                        Name:
                                        Title: President Capital Markets



Agreed to and Accepted as
of April 27, 1998:

TROPICAL SPORTSWEAR
INT'L CORPORATION

By: /s/ William W. Compton
    ------------------------------
    Name: William W. Compton
    Title: CEO and Chairman


By: /s/ Michael Kagan
    ------------------------------
    Name: Michael Kagan
    Title: Executive Vice President


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                                    EXHIBIT A
                           INDEMNIFICATION PROVISIONS

         Capitalized terms used and not otherwise defined herein are used with the meanings attributed thereto in the bridge commitment letter dated April 27, 1998 (the "Bridge Commitment Letter") from Prudential Securities Credit Corp. ("Pru Credit") to Tropical Sportswear Int'l Corporation (the "Company") of which these indemnification provisions form an integral part.

         The Company agrees that it will indemnify and hold harmless Pru Credit and any other person or entity that provides all or any portion of the Bridge Loan or who becomes a Holder of Exchange Notes (collectively, including Pru Credit, the "Lenders") to the fullest extent permitted by law, from and against any and all losses, claims, damages, obligations, penalties, judgments, awards, liabilities, costs, expenses and disbursements (and any and all actions, suits, proceedings and investigations in respect thereof and any and all legal or other costs, expenses and disbursements in giving testimony or furnishing documents in response to a subpoena or otherwise), including, without limitation, the costs, expenses and disbursements, as and when incurred, of investigating, preparing or defending any such action, proceeding or investigation (whether or not in connection with litigation in which any of the Lenders is a party thereto), directly or indirectly, caused by, relating to, based upon, arising out of or in connection with (a) the Bridge Commitment Letter or Bridge Financing Fee Letter,
(b) the Acquisition or (c) any untrue statement or alleged untrue statement of a material fact contained in, or omissions or alleged omissions from any filing with any governmental agency or similar statements or omissions in or from any information furnished by the Company or any of its subsidiaries or affiliates or Farah or any of its subsidiaries or affiliates to any of the Lenders or any other person in connection with the Bridge Commitment Letter, the Bridge Financing Fee Letter or the Acquisition; provided, however, that such indemnity agreement shall not apply to any such loss, claim, damage, obligation, penalty, judgment, award, liability, cost, expense or disbursement to the extent it is found in a final judgment by a court of competent jurisdiction (not subject to further appeal) to have resulted primarily and directly from the gross negligence or willful misconduct of any of the Lenders. The Company also agrees that the Lenders shall have no liability (whether direct or indirect, in contract or tort or otherwise) to the Company for or in connection with the Bridge Commitment Letter or Bridge Financing Fee Letter or the transactions contemplated thereby including, without limitation, the Acquisition and the Bridge Loan, except for any such losses, claims, damages, obligations, penalties, judgments, awards, liabilities, costs, expenses and disbursements that are finally judicially determined by a court of competent jurisdiction (not subject to further appeal) to have resulted from the gross negligence or willful misconduct of the Lenders.

         These Indemnification Provisions shall be in addition to any liability which the Company may have to the Lenders or the persons indemnified below in this sentence and shall extend to the following: The Lenders, Prudential, their respective affiliated entities, directors, officers,


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employees, legal counsel, agents and controlling persons (within the meaning of the federal securities laws), and none of such indemnified persons shall be liable for any act or omission of any of the others. All references to "Lender(s)" in these Indemnification Provisions shall be understood to include any and all of the foregoing.

         If any action, suit, proceeding or investigation is commenced, as to which any Indemnified Party proposes to demand indemnification, it shall notify the Company with reasonable promptness; provided, however, that any failure by any Lender to so notify the Company shall not relieve the Company from its obligations hereunder. Pru Credit, on behalf of the Lenders, shall have the right to retain counsel of their choice to represent the Lenders, and the Company shall pay the fees, expenses and disbursements of such counsel; and such counsel shall, to the extent consistent with its professional responsibilities, cooperate with the Company and any counsel designated by the Company. The Company shall be liable for any settlement of any claim against any of the Lenders made with the Company's written consent, which consent shall not be unreasonably withheld. The Company shall not, without the prior written consent of Pru Credit, settle or compromise any claim, or permit a default or consent to the entry of any judgment in respect thereof, unless such settlement, compromise or consent includes, as an unconditional term thereof, the giving by the claimant to each of the Lenders of an unconditional and irrevocable release from all liability in respect of such claim.

         In order to provide for just and equitable contribution, if a claim for indemnification pursuant to these Indemnification Provisions is made but is found in a final judgment by a court of competent jurisdiction (not subject to further appeal) that such indemnification may not be enforced in such case, even though the express provisions hereof provide for indemnification in such case, then the Company, on the one hand, and the Lenders, on the other hand, shall contribute to the losses, claims, damages, obligations, penalties, judgments, awards, liabilities, costs, expenses and disbursements to which the indemnified persons may be subject in accordance with the relative benefits received by the Company, on the one hand, and the Lenders, on the other hand, and also the relative fault of the Company, on the one hand, and the Lenders, on the other hand, in connection with the statements, acts or omissions which resulted in such losses, claims, damages, obligations, penalties, judgments, awards, liabilities, costs, expenses and disbursements and the relevant equitable considerations shall also be considered. No person found liable for a fraudulent misrepresentation shall be entitled to contribution from any person who is not also found liable for such fraudulent misrepresentation. Notwithstanding the foregoing, none of the Lenders shall be obligated to contribute any amount hereunder that exceeds the amount of fees previously received by such Lender pursuant to the Bridge Commitment Letter and/or the Bridge Financing Fee Letter, as applicable.

         Neither termination of the Commitment nor funding or repayment of the Bridge Loan shall affect these Indemnification Provisions which shall then remain operative and in full force and effect.


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                                     ANNEX 1
                 SUMMARY OF TERMS AND CONDITIONS OF BRIDGE LOAN

         Capitalized terms used and not otherwise defined herein have the meanings set forth in the Bridge Commitment Letter to which this Summary of Terms and Conditions is attached and of which it forms a part.


BORROWER:                  Tropical Sportswear Int'l Corporation (the
                           "Company").

LENDER(S):                 Prudential Securities Credit Corp. ("Pru Credit")
                           and such other accredited investors from whom Pru
                           Credit accepts commitments to provide a portion of the Bridge Loan (collectively, with Pru Credit, the
                           "Lenders").

AMOUNT: Up to $100 million unsecured senior subordinated exchangeable bridge loan (the "Bridge Loan").

FUNDING DATE:              Subject to the terms and conditions in the
                           Bridge Commitment Letter, the Bridge Loan will be funded on the Closing Date.

USE OF PROCEEDS:           The proceeds of the Bridge Loan will be used
                           solely to finance a portion of the purchase price for the Acquisition.

MATURITY:                  All amounts outstanding under the Bridge Loan will
                           be required to be repaid in full one year after the Closing Date (the "Maturity Date"). If, upon the
                           Maturity Date, the Company fails to repay the Bridge
                           Loan in full and provided no default or event of default has occurred and is continuing (other than the failure to repay the Bridge Loan on the Maturity
                           Date), any then outstanding portion of the Bridge
                           Loan shall automatically be exchanged for a senior subordinated exchange note (each, an "Exchange
                           Note"), which shall be due on the date that is 180 days after the original maturity date of the Credit
                           Facility.


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                           The Exchange Notes will be issued pursuant to an
                           Indenture the form of which will be attached as an exhibit to the loan agreement relating to the Bridge Loan and comprising part of the Bridge Financing Documents and will have the terms summarized on Annex 2 to the Bridge Commitment Letter.

INTEREST:                  The Bridge Loan will initially bear interest at a
                           rate per annum equal to the sum of (a) the 3-month
                           London interbank offered rate, adjusted for reserves
                           ("LIBOR") calculated on the basis of the actual number of days elapsed in a year of 360 days plus (b) a spread (the "Spread") of 400 basis points. If the Bridge Loan is not repaid in whole within 90 days following the Closing Date, the Spread will increase by 50 basis points at the end of such 90-day period and shall increase by an additional 50 basis points at the end of each 90-day period thereafter until the Maturity Date. If Exchange Notes are issued on the
                           Maturity Date, the Exchange Notes will bear a fixed rate of interest per annum equal to the sum of the interest rate in effect with respect to Bridge Loan immediately prior to the issuance of the Exchange
                           Notes plus 100 basis points; provided, however, that the interest rate applicable to the Bridge Loan and the Exchange Notes shall not exceed (i) 18% per annum or (ii) the maximum rate permitted by applicable law.

RANKING: The Bridge Loan will be an unsecured, senior subordinated obligation of the Company ranking junior to all amounts outstanding under the Credit Facility, pari passu with all other unsubordinated indebtedness of the Company and senior to all subordinated indebtedness of the Company.


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

MANDATORY REPAYMENT:       The Company will be required to repay the Bridge Loan
                           at a price equal to 100% of the principal amount thereof plus accrued and unpaid interest thereon to the date of repayment with all of the net proceeds received in connection with (i) the issuance and sale in a public offering or private placement of any debt or equity securities after the Closing Date by the Company or any affiliate or direct or indirect subsidiary of the Company including, without limitation, in the Offering, and (ii) subject to prior mandatory prepayments required under the Credit
                           Facility, any asset sale or series of asset sales by the Company or any affiliate or direct or indirect subsidiary of the Company.

                           To the extent that Prudential proposes to consummate the Offering and act as the sole initial purchaser or underwriter in connection therewith and the Offering is not consummated for any reason other than by reason of a default by Prudential under the terms and conditions of the purchase agreement, if executed, relating to the Offering, the Company will be required, on the day on which Prudential proposed to consummate the Offering, to repay in full all principal outstanding under the Bridge Loan plus accrued and unpaid interest thereon to the date of repayment.


CHANGE OF CONTROL:         Upon the occurrence of a Change of Control (to be
                           defined), the Company will be required to repay the Bridge Loan in full at a price equal to 101% of the principal amount then outstanding plus accrued and unpaid interest thereon to the date of such repayment.


PAYMENTS:                  Payments by the Company will be made by wire transfer
                           of immediately available funds to an account designated in writing by the Lenders.

TRANSFERABILITY AND        Pru Credit will have the absolute and unconditional
PARTICIPATIONS:            right (a) to make assignments of or grant
                           participations in the Commitment and Bridge Loan
                           (subject to customary restrictions on assignees' or participants' voting rights) and (b) to transfer and assign all or any portion of the Bridge Loan to any affiliate or unaffiliated accredited investor(s) without the consent of the Company, provided that each such assignment shall be for not less than $5.0 million. In addition, any Lender may at any time create a security interest in all or any portion of its rights under the Bridge Loan Agreement
                           (including, without limitation, its Bridge Loan) in favor of any Federal Reserve Bank in accordance with applicable law.

EXPENSES AND               All out-of-pocket costs and expenses of Pru Credit,
INDEMNIFICATION:           including, without limitation, expenses incurred in
                           connection with the due diligence of Pru Credit associated with the preparation, execution, delivery and administration of the Bridge Financing Documents
                           (including, without limitation, legal, auditing and accounting fees and expenses) shall be paid by Pru
                           Credit. All reasonable out-of-pocket expenses of Pru
                           Credit and each of the other Lenders incurred in connection with the waiver, amendment and/or enforcement of the Bridge Financing Documents
                           (including, without limitation, legal, auditing and accounting fees and reasonable expenses) are to be paid by the Company.

                           The Company will indemnify and hold harmless the Lenders in connection with the Bridge Financing Documents on terms substantially identical to, and, in any event, no less favorable than, the terms set forth in Exhibit A to the Bridge Commitment Letter.

MODIFICATION OF THE BRIDGE Modification of the Bridge Loan may be made with
LOAN: consent of the Lenders holding greater than 50% of the aggregate principal amount of the Bridge Loan then outstanding, except that, without the consent of the Lenders holding 100% of the Bridge Loan affected thereby, no modification or change may extend the maturity of any Bridge Loan or time of payment of any interest on the Bridge Loan, reduce the rate of interest or the principal amount of any Bridge Loan, alter the mandatory prepayment provisions of the Bridge Loan or reduce the percentage of Lenders necessary to modify or change the Bridge Loan.

COST AND YIELD PROTECTION: The Lenders shall receive cost and yield protection customary for facilities and transactions of this type, including, but not limited to, compensation in respect of prepayments and other typical "breakage" events, taxes (including but not limited to gross-up provisions for withholding taxes imposed by any governmental authority), changes in capital requirements, guidelines or policies or their interpretation or application, illegality, change in circumstances, reserves and other provisions deemed necessary by the Lenders to provide customary protection for U.S. and non-U.S. financial institutions.

CONDITIONS PRECEDENT:      The several obligations of the Lenders to make, or to
                           cause one of their respective affiliates to make, the Bridge Loan will be subject to closing conditions deemed appropriate by the Lenders for financings of this kind generally and for this transaction in particular, including, without limitation, the following closing conditions:

                               Concurrent Transactions. All conditions precedent
                           to the Acquisition (other than payment of the purchase price for the Acquisition) shall have been satisfied or, with the consent of each of the Lenders, waived, and the Acquisition shall have been consummated. All conditions precedent to funding under the Credit Facility shall have been satisfied or, with the consent of the Lenders, waived, and funding shall have occurred. There shall not exist (pro forma for the Acquisition) any default or event of default under the Credit Facility or the Bridge Financing Documents, or under any other material indebtedness of the Company or its subsidiaries, and each of the Lenders shall have funded its share of the Commitment.

                               Absence of Certain Changes. No material adverse
                           change in the consolidated financial condition, business, operations, assets, liabilities or prospects of the Company or Farah (including any event which, in the reasonable opinion of Pru Credit, is likely to result in such a material adverse change) shall have occurred since December 31, 1998 and February 1, 1998, respectively, the date of the Company's and Farah's most recent financial statements delivered to Pru Credit as of the date hereof, and no material inaccuracy in such financial statements shall exist. Other than liabilities incurred by the Company and its subsidiaries or Farah in the ordinary course of business since September 27, 1997 and November 2, 1997, respectively, and reflected in the monthly financial statements with respect to the Company and Farah described in the paragraph below titled "Financial Statements", the Company and its subsidiaries and Farah shall have no material liabilities except those set forth in such financial statements or disclosed in the footnotes.

                               Documentation, Legal Matters, etc. The Bridge
                           Loan Documents shall be prepared by King & Spalding and shall be in form satisfactory to Pru Credit and shall contain the terms summarized herein and such other terms as are customary for similar financings. All other matters relating to the Acquisition and the financing therefor shall be reasonably satisfactory to each of the Lenders in all material respects, and the Lenders shall have received such additional certificates, legal and other opinions, including, to the extent required by the Credit Facility for the benefit of the lenders thereunder, a third-party opinion with respect to the solvency of the Company in form and substance reasonably satisfactory to each of the Lenders and their counsel, and such other documentation as they shall reasonably request.

                               Financial Statements. At least five business days
                           prior to the Closing Date, each of the Lenders shall have received: (a) audited financial statements for the three-year period ended September 27, 1997 and any appropriate unaudited financial statements for any interim quarterly periods of the Company (including pro forma financial statements giving effect to the Acquisition meeting the requirements of Regulation S-X for Form S-1 registration statements),
                           (b) audited financial statements for the three-year period ended November 2, 1997 and any appropriate interim quarterly periods of Farah and (c) unaudited financial statements for each of the Company and Farah for each quarter and month prior to the Closing Date since the date of the last audited financial statements delivered pursuant to the preceding clause
                           (a) and (b).

                               Approvals and Consents. All governmental,
                           shareholder and third-party approvals and consents necessary or desirable in connection with the Acquisition and the financing thereof shall have been received and shall be in full force and effect, and all applicable waiting periods shall have expired without any action being taken by any applicable authority.

                               Litigation, etc. There shall not exist any
                           action, suit, investigation, litigation or proceeding pending or threatened in any court or before any arbitrator or governmental authority that, in the opinion of any Lender, adversely affects or could adversely affect the Company, Farah or the Acquisition, the financing thereof or any of the other transactions contemplated hereby.

                               Accuracy of Representations and Warranties. All
                           representations and warranties contained in the Bridge Financing Documents, the Credit Facility and the definitive agreement relating to the Acquisition shall be true and correct in all material respects as of the Closing Date.

                               Market Disruption. There shall not have occurred
                           any material disruption or material adverse change, as determined by Pru Credit, in the financial or capital markets generally, or in the markets for high yield debt or equity securities in particular or affecting the syndication or funding of Bridge Loan (or the refinancing thereof).

COVENANTS:                 The Bridge Loan Documents will contain such covenants
                           with respect to the Company and its subsidiaries as are usual and customary for financings of this kind, including, without limitation, as to (i) use of proceeds, (ii) refinancing of the Bridge Loan, (iii) furnishing of financial information in accordance with generally accepted accounting principles, (iv) compliance with laws, (v) maintenance of existence,
                           (vi) payment of taxes, (vii) maintenance of insurance, (viii) restrictions on liens, (ix) restrictions on indebtedness, (x) restrictions on investments, (xi) restrictions on dividends, distributions, redemptions and other restricted payments (to be defined), (xii) restrictions on sales of assets, (xiii) restrictions on mergers and consolidations (other than with existing subsidiaries) and prohibition of additional acquisitions and consolidations, (xiv) restrictions on transactions with affiliates, (xv) restrictions on sale-leaseback transactions, (xvi) restrictions on business activities; and (xvii) restrictions on amendments to charter documents.

EVENTS OF DEFAULT:         The Bridge Loan Documents will include such events of
                           default (and, as appropriate, grace periods) as are usual and customary for financings of this kind, including, without limitation: (i) nonpayment of principal, interest, fees or other amounts, (ii) payment default on other indebtedness aggregating
                           $5.0 million or more which is not cured within applicable grace periods or the acceleration (for any reason) of such indebtedness, (iii) covenant defaults, (iv) undischarged judgments in excess of an amount to be agreed, (v) certain bankruptcy events with respect to the Company or Farah or any of their material subsidiaries, (vi) material misrepresentations and (vi) certain ERISA events.

                           In case an Event of Default shall occur and be continuing, the holders of a majority in aggregate principal amount of Bridge Loan then outstanding, by notice in writing to the Company and other Lenders, may declare the principal of and all accrued interest on the Bridge Loan to be immediately due and payable; provided, however, that no such notice shall be necessary in the case of a bankruptcy Event of Default with respect to the Company. An acceleration notice may be annulled and past defaults (except for payment defaults not yet cured) may be waived by the holders of a majority in aggregate principal amount of Bridge Loan then outstanding.

REPRESENTATIONS AND        The Bridge Loan Agreement will contain such
WARRANTIES:                representations and warranties with respect to the
                           Company and its subsidiaries and Farah as are usual and customary for financings of this kind, including, without limitation, (i) organization and good standing, (ii) capitalization, (iii) authorization and enforceability, (iv) no conflicts, (v) governmental regulations (including margin regulations), (vi) no defaults, (vii) no violation of law, (viii) absence of litigations, proceedings, labor disputes, etc., (ix) financial condition
                           (including solvency matters), (x) Investment Company
                           Act and Hart-Scott-Rodino matters, (xi) absence of material adverse change, (xii) absence of undisclosed liabilities, (xiii) financial statements, and (xiv) full disclosure.

GOVERNING LAW AND FORUM:   New York.

COUNSEL FOR THE LENDERS:   King & Spalding.

                                     ANNEX 2
                SUMMARY OF TERMS AND CONDITIONS OF EXCHANGE NOTES

         Capitalized terms used but not defined herein have the meanings given in the Bridge Commitment Letter to which this Annex 2 is attached or, if not defined therein, in Annex 1 thereto.


EXCHANGE NOTES:            On the Maturity Date, if the Company fails to repay
                           the Bridge Loan in full and provided no default or event of default has occurred and is continuing
                           (other than the failure to repay the Bridge Loan on the Maturity Date), any then outstanding portion of the Bridge Loan shall automatically be exchanged for Exchange Notes. The principal amount of any Exchange
                           Note will equal 100% of the aggregate principal amount of the Bridge Loan for which it is exchanged plus accrued and unpaid interest thereon to the Maturity Date.

                           The Company will issue Exchange Notes under an indenture which complies with the Trust Indenture Act of 1939, as amended (the "Indenture"). The Company will appoint a trustee reasonably acceptable to the holders of the Exchange Notes.

MATURITY:                  The Exchange Notes will mature on the date that is
                           180 days after the original maturity of the Credit
                           Facility.

INTEREST RATE:             See "Interest" under Annex 1.

RANKING:                   Same as Bridge Loan.

OPTIONAL REDEMPTION:       Except as provided in the next sentence, the Company
                           may redeem the Exchange Notes, in whole or in part, at any time at a price equal to 102.75% of the principal amount thereof plus accrued and unpaid interest thereon to the date of redemption. Once an Exchange Note has been transferred to a person who was not a Lender of the Bridge Loan or any affiliate thereof, such Exchange Note will be subject to call protection customary for fixed rate high-yield debt securities for a period of five years.

MANDATORY REDEMPTION:      The Company will be required to redeem Exchange Notes
                           at a redemption price equal to 100% of the principal amount of the Exchange Notes being redeemed plus accrued and unpaid interest thereon to the date of redemption with all of the net proceeds received in connection with (i) the issuance and sale in a public offering or private placement of any debt or equity securities after the Closing Date by the Company or any affiliate or direct or indirect subsidiary of the Company including, without limitation, in the Offering and (ii) subject to prior mandatory prepayments required under the Credit Facility, any asset sale or series of asset sales by the Company or any affiliate or direct or indirect subsidiary of the Company.

CHANGE OF CONTROL:         Upon the occurrence of a Change of Control, the
                           Company will be required to redeem the Exchange Notes at a redemption price equal to 101% of the principal amount thereof plus accrued and unpaid interest thereon to the date of redemption.

PAYMENTS:                  Same as Bridge Loan.

TRANSFERABILITY:           Unlimited except as otherwise provided by law.

DEFEASANCE PROVISIONS OF
EXCHANGE NOTES:            Customary.

MODIFICATION:              Same as Bridge Loan.

REGISTRATION RIGHTS:       The Company will file, not later than the Maturity
                           Date, and will use its best efforts to cause to become effective as soon thereafter as practicable, a shelf registration statement with respect to the Exchange Notes (a "Shelf Registration Statement"). If a Shelf Registration Statement is filed, the Company will keep such registration statement effective and available (subject to customary exceptions) until it is no longer needed to permit unrestricted resales of the Exchange Notes. If within 35 days after the Maturity Date (the "Target Effectiveness Date"), a
                           Shelf Registration Statement for the Exchange Notes has not been declared effective, then the Company will pay liquidated damages in the form of an increase of 50 basis points per annum in the interest rate then in effect on the principal amount of Exchange Notes outstanding to holders of such Exchange Notes who are unable freely to transfer
                           Exchange Notes from and including the 31st day after the Maturity Date to but excluding the effective date of such Shelf Registration Statement. If the Shelf
                           Registration Statement has not been declared effective on the 90th day after the Target
                           Effectiveness Date, the liquidated damages shall increase by 50 basis points per annum, and on each 90-day anniversary of the Target Effectiveness Date thereafter, shall increase by 50 basis points per annum, to a maximum increase in interest of 200 basis points. The Company will also pay such liquidated damages for any period of time (subject to customary exceptions) following the effectiveness of a Shelf
                           Registration Statement that such Shelf Registration
                           Statement is not available for sales thereunder. All accrued liquidated damages will be paid on each quarterly interest payment date. In addition, unless and until the Company has caused the Shelf
                           Registration Statement to become effective, the holders of the Exchange Notes will have the right to "piggy-back" in the registration of any debt securities (subject to customary scale-back provisions) that are registered by the Company (other than on a Form S-4) unless all the Exchange Notes will be redeemed or repaid from the proceeds of such securities.

COVENANTS:                 Same as Bridge Loan.

EVENTS OF DEFAULT:         Same as Bridge Loan.

GOVERNING LAW AND FORUM:   New York.

COUNSEL FOR THE LENDERS:   King & Spalding.

                                      24